Exhibit 99.1

FOR IMMEDIATE RELEASE

GENERAL FINANCE CORPORATION STOCKHOLDERS
APPROVE ROYAL WOLF ACQUISITION

GLENDALE, CA, September 11, 2007 -- General Finance Corporation (AMEX:GFN, GFN.U, GFN.WS) announced that, at a special meeting held today, stockholders approved General Finance’s acquisition of RWA Holdings Pty Limited, the parent company of Royal Wolf Trading Australia Pty Limited, the market leader in Australia for container-based storage and accommodation products. The Royal Wolf acquisition is expected to close no later than September 17, 2007.

“This is an exciting event and we are most appreciative of the stockholders’ support,” said Ronald F. Valenta, CEO. “We expect Royal Wolf to achieve greater market penetration in its principal market in Australia and to serve as a rental services platform for expansion throughout the Asia-Pacific region, one of the most dynamic economies in the world. With Royal Wolf, we are acquiring a proven core management team which, together with General Finance’s own highly experienced corporate team, will enable us to enhance operations and build shareholder value.”

At the special meeting, a majority of more than 7,000,000 of the 10,500,000 shares outstanding were voted in favor of the acquisition. The holders of approximately 835,400 shares purchased in General Finance’s initial public offering voted against the acquisition and indicated their election to exercise their conversion rights to exchange their shares for cash of approximately $7.93 per share, which represents the ratable portion of the cash held in the Company’s trust account established in connection with its initial public offering. If the holders of all of these shares complete the conversion procedure, there will be approximately 9,664,600 shares of our common stock outstanding, assuming no other change in the Company’s outstanding shares.

General Finance also announced that its board of directors has approved a change in the company’s fiscal year to June 30 from December 31, conditioned upon the closing of the Royal Wolf acquisition.

About General Finance Corporation

The Company is a special-purpose acquisition company organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more operating businesses, whose efforts are focused initially on acquiring an operating company in the specialty finance sector. The Company has entered into a definitive agreement to acquire Royal Wolf, a privately held Australian company, as its initial business combination. Royal Wolf is engaged in the sale and leasing of portable storage containers, portable container buildings and freight containers in Australia.

Cautionary Statement About Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding the proposed closing of the acquisition and prospects of Royal Wolf. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in the Company’s revised definitive proxy statement with respect to the proposed acquisition filed with the Securities and Exchange Commission on August 10, 2007. General Finance Corporation disclaims any obligation to update any information contained in any forward-looking statement.

Contact:
Steven Anreder (212) 532-3232
steven.anreder@anreder.com